CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$5,689,600	$652.03

Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

August 2012 Pricing Supplement No. 67 Registration Statement No. 333-169119 Dated August 30, 2012 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing limited protection against negative performance by the asset. Once the asset has decreased below a specified buffer percentage, the investor is exposed to the negative price performance, subject to a minimum payment at maturity. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the asset has depreciated, (i) if the closing price of the asset has not declined below the specified buffer percentage, the Buffered PLUS will redeem for par or (ii) if the closing price of the asset is below the buffer percentage, the investor will lose 1% for every 1% decline below the specified buffer percentage, subject to a minimum payment at maturity. The investor may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are senior unsecured debt obligations of Barclays Bank PLC, and all payments on the Buffered PLUS are subject to the creditworthiness of Barclays Bank PLC.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	March 5, 2014
Underlying shares:	iShares® MSCI Emerging Markets Index Fund (the “Fund”)
Aggregate principal amount:	$5,689,600
Payment at maturity per Buffered PLUS:	• If the final share price is greater than the initial share price:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
• If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer percentage of 10%:
$10
• If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer percentage of 10%:
($10 x the share performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS at maturity. Any payment on the Buffered PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Initial share price:	$38.91, which is the share closing price of the underlying shares on the pricing date
Final share price:	The share closing price of the underlying shares on the valuation date
Share closing price:	The closing price of the Fund as described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Valuation date:	February 28, 2014, subject to adjustment for certain market disruption events.
Buffer percentage:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Maximum payment at maturity:	$11.81 per Buffered PLUS (118.10% of the stated principal amount).
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	August 30, 2012
Original issue date:	September 5, 2012 (3 business days after the pricing date)
CUSIP:	06738G183
ISIN:	US06738G1830
Listing:	The securities will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Buffered PLUS	$10.00	$0.20	$9.80
Total	$5,689,600	$113,792	$5,575,808

* The initial share price of the underlying stock and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

(1) MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each security they sell. See “Supplemental Plan of Distribution.”

Investing in the Securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 7. You should read this document together with the related prospectus and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Prospectus dated August 31, 2010	Prospectus Supplement dated May 27, 2011	Index Supplement dated May 31, 2011

See “Additional Terms of the Securities” on page 2 of this pricing supplement. The securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement. See “Risk Factors” on page 7 of this pricing supplement and “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to investing in the securities.
We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Additional Terms of the Securities

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which the securities are a part. This pricing supplement, together with the documents listed below, contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index supplement dated May 31, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Buffered PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the Buffered PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014 (the “Buffered PLUS”) can be used:

■	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares

■	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario

■

To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while investing fewer dollars through utilization of the leverage factor

■	To obtain a buffer against a specified range of negative performance in the underlying shares

Maturity:	1.5 years

Leverage factor:	200%

Maximum payment at maturity:	$11.81 per Buffered PLUS (118.10% of the stated principal amount)

Buffer percentage:	10%

Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)

Coupon:	None

Key Investment Rationale

The Buffered PLUS offer 200% leveraged upside on the positive performance of the underlying shares, subject to a maximum payment at maturity of $11.81 per Buffered PLUS (118.10% of the stated principal amount), and provide a buffer against a decline of 10% in the share closing price, ensuring a minimum payment at maturity of $1.00 per Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying shares.

Best Case Scenario

The underlying shares increase in price from the pricing date to the valuation date and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 200% of the share percent increase, subject to a maximum payment at maturity of $11.81 per Buffered PLUS (118.10% of the stated principal amount).

Payment Scenario

The underlying shares decline in price from the pricing date to the valuation date by more than 10% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the share closing price on the valuation date from the initial share price, plus the buffer percentage of 10%. (Example: if the underlying shares decrease in price by 30%, the Buffered PLUS will redeem $8.00, or 80% of the stated principal amount.) The minimum payment at maturity is $1.00 per Buffered PLUS.

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following assumptions:

Stated principal amount:	$10 per Buffered PLUS

Leverage factor:	200%

Buffer percentage:	10%

Hypothetical maximum payment at maturity:	$11.81 (118.10% of the stated principal amount) per Buffered PLUS

Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

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If the final share price is greater than the initial share price, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the Buffered PLUS, subject to the hypothetical maximum payment at maturity of $11.81 per Buffered PLUS. In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 109.05% of the initial share price.

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If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer percentage of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

■

If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer percentage of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the underlying shares from the initial share price, plus the buffer percentage of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

■	For example, if the underlying shares depreciate 30%, investors would lose 20% of their principal and receive only $8.00 per Buffered PLUS at maturity, or 80% of the stated principal amount.

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

What is the Total Return on the Buffered PLUS at Maturity Assuming a Range of Performance for the Underlying Shares?

The following table illustrates the hypothetical total return at maturity on the Buffered PLUS. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Buffered PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the initial share price of $38.91, the maximum payment at maturity of $11.81 (118.10% of the stated principal amount) and the leverage factor of 200%. For the purposes of the examples below, the “Share Return” shall equal ((final share price - initial share price)/initial share price). The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Final Share Price	Share Return	Share Percent Increase	Share Performance Factor	Payment at Maturity	Total Return on Buffered PLUS
$58.37	50.00%	50.00%	N/A	$11.810	18.10%
$54.47	40.00%	40.00%	N/A	$11.810	18.10%
$50.58	30.00%	25.00%	N/A	$11.810	18.10%
$46.69	20.00%	20.00%	N/A	$11.810	18.10%
$42.80	10.00%	10.00%	N/A	$11.810	18.10%
$42.43	9.05%	9.05%	N/A	$11.810	18.10%
$40.86	5.00%	5.00%	N/A	$11.000	10.00%
$38.91	0.00%	0.00%	N/A	$10.000	0.00%
$35.02	-10.00%	N/A	90%	$10.000	0.00%
$33.07	-15.00%	N/A	85%	$9.500	-5.00%
$31.13	-20.00%	N/A	80%	$9.000	-10.00%
$27.24	-30.00%	N/A	70%	$8.000	-20.00%
$23.35	-40.00%	N/A	60%	$7.000	-30.00%
$19.46	-50.00%	N/A	50%	$6.000	-40.00%
$15.56	-60.00%	N/A	40%	$5.000	-50.00%
$11.67	-70.00%	N/A	30%	$4.000	-60.00%
$7.78	-80.00%	N/A	20%	$3.000	-70.00%
$3.89	-90.00%	N/A	10%	$2.000	-80.00%
$0.00	-100.00%	N/A	0%	$1.000	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The share closing price of the underlying shares increases from an initial share price of $38.91 to a final share price of $40.86.

Because the final share price of $40.86 is greater than the initial share price of $38.91 but the payment at maturity is not greater than the maximum payment at maturity, the investor receives the following payment at maturity of $11.00 per $10 stated principal amount calculated as follows:

$10 + leveraged upside payment
$10 + leverage factor x share percent increase
$10 + [$10 x 200% x 5.00%] = $11.00

The total return on investment of the Buffered PLUS is 10%.

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Example 2: The share closing price of the underlying shares increases from an initial share price of $38.91 to a final share price of $46.69.

Because the final share price of $46.69 is greater than the initial share price of $38.91 but because $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $11.81 per $10.00 stated principal amount.

The total return on investment of the Buffered PLUS is 18.10%.

Example 3: The share closing price of the underlying shares decreases from an initial share price of $38.91 to a final share price of $23.35.

Because the final share price of $23.35 is less than the initial share price of $38.91 by a percentage (40%) that is greater than the buffer percentage of 10%, the investor will receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the underlying shares from the initial share price, plus the buffer percentage of 10%, calculated as follows:

($10 x share performance factor) + $1.00
($10 x 60%) + $1.00 = $7.00

The total return on investment of the Buffered PLUS is -30.00%.

Example 4: The share closing price of the underlying shares does not increase or decrease and the final share price is $38.91.

Because the final share price of $38.91 is equal to the initial share price of $38.91 (and because the final share price did not decrease by a percentage that is greater than the buffer percentage of 10%), the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount.

The total return on investment of the Buffered PLUS is 0.00%.

Example 5: The share closing price of the underlying shares decreases from an initial share price of $38.91 to a final share price of $35.02.

Because the final share price of $35.02 is less than the initial share price of $38.91 (and because the final share price decreased by a percentage that is less than or equal to than the buffer percentage of 10%), the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount.

The total return on investment of the Buffered PLUS is 0.00%.

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

An investment in the Buffered PLUS involves significant risks. Investing in the Buffered PLUS is not equivalent to investing directly in shares of the iShares® MSCI Emerging Markets Index Fund or the stocks composing the MSCI Emerging Markets Index. The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal
Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;
•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

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Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS. If the final share price is less than 90% of the initial share price, you will receive for each Buffered PLUS that you hold, a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the underlying shares, plus $1.00 per Buffered PLUS (subject to the creditworthiness of the issuer). You may lose up to 90% of the principal amount of the Buffered PLUS.

■

The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $11.81 per Buffered PLUS, or 118.10% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final share price over the initial share price, because the payment at maturity will be limited to 118.10% of the stated principal amount for the Buffered PLUS, any increase in the final share price over the initial share price by more than 9.05% of the initial share price will not increase the return on the Buffered PLUS.

■

Credit of the issuer. The Buffered PLUS are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Buffered PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Buffered PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Buffered PLUS.

■

Foreign exchange rate risks. Any amount payable at maturity of the Buffered PLUS is linked to the final share price of the Fund on the valuation date (as compared to the initial share price of the Fund on the pricing date) and will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the MSCI Emerging Markets Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the MSCI Emerging Markets Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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Non-U.S. securities markets risks. The stocks included in the MSCI Emerging Markets Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the MSCI Emerging Markets Index, which may have an adverse effect on the Buffered PLUS. Also, the public availability of information concerning the issuers of stocks included in the MSCI Emerging Markets Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the MSCI Emerging Markets Index may be subject to

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

■

No interest or dividend payments or voting rights. As a holder of the Buffered PLUS, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlying shares would have.

■

Payment at maturity is not based on the value of the underlying shares at any time other than the final share price on the valuation date. The payment at maturity is not based on the value of the underlying shares at any time other than the final share price on the valuation date and will be based solely on the final share price of the underlying shares as compared to the initial share price of the underlying shares. Therefore, if the share closing price of the underlying shares drops precipitously on the valuation date, the payment at maturity, if any, that you will receive for your Buffered PLUS may be significantly less than it would otherwise have been had such payment been linked to the value of the underlying shares at any time prior to such drop.

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Market price of the Buffered PLUS influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the trading price of the Fund; the expected volatility of the Fund, the MSCI Emerging Markets Index and the component stocks of the MSCI Emerging Markets Index; the time to maturity of the Buffered PLUS; the market price and dividend rate on the Fund and on the component stocks of the MSCI Emerging Markets Index; interest and yield rates in the market generally and in the markets of the component stocks of the MSCI Emerging Markets Index; a variety of economic, financial, political, regulatory or judicial events; supply and demand for the Buffered PLUS; the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks comprising the MSCI Emerging Markets Index are denominated; and our creditworthiness, including actual or anticipated downgrades in our credit ratings. You may receive less or possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

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Investing in the Buffered PLUS is not equivalent to investing in the shares of the iShares® MSCI Emerging Markets Index Fund. Investing in the Buffered PLUS is not equivalent to investing in the shares of the iShares® MSCI Emerging Markets Index Fund or the stocks composing the MSCI Emerging Markets Index. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI Emerging Markets Index Fund or the stocks composing the MSCI Emerging Markets Index.

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Adjustments to the Fund or to the MSCI Emerging Markets Index could adversely affect the value of the Buffered PLUS. Blackrock Fund Advisors (“BFA”) is the investment advisor to the iShares® MSCI Emerging Markets Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI Emerging Markets Index. MSCI can add, delete or substitute the stocks underlying the MSCI Emerging Markets Index or make other methodological changes that could change the value of the MSCI Emerging Markets Index. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.

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There are risks associated with investments in Buffered PLUS linked to the value of foreign equity securities. The stocks included in the MSCI Emerging Markets Index and that are generally tracked by the Fund have been issued by various foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Fund or the MSCI Emerging Markets Index, which may have an adverse effect on the Buffered PLUS. Also, the public availability of information concerning the issuers of stocks included in the MSCI Emerging Markets Index and the Fund will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the MSCI Emerging Markets Index and the Fund may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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Risks associated with emerging markets. An investment in the Buffered PLUS will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

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Certain features of exchange-traded funds will impact the value of the Buffered PLUS. The performance of the Fund does not fully replicate the performance of the MSCI Emerging Markets Index. The Fund may not fully replicate the MSCI Emerging Markets Index, and may hold securities not included in such MSCI Emerging Markets Index. The value of the Fund to which your Buffered PLUS are linked is subject to:

•	Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The Fund may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses, and, as a consequence, the losses of your Buffered PLUS, may be greater than if the Fund invested only in conventional securities.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

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The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Buffered PLUS. We do not intend to list the Buffered PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Buffered PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because other dealers are not likely to make a secondary market for the Buffered PLUS, the price, if any, at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Buffered PLUS.

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The calculation agent will make determinations with respect to the Buffered PLUS and the economic interests of the calculation agent and the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and the issuer’s affiliates are potentially adverse to your interests as an investor in the Buffered PLUS. As calculation agent, Barclays Bank PLC will determine the initial share price and the final share price, and calculate the amount of cash you will receive at maturity. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or calculation of the final share price in the event of a discontinuance of the underlying shares, may affect the payout to you at maturity.

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Hedging and trading activity could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying shares and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could decrease the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could potentially affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. The U.S. federal income tax treatment of the Buffered PLUS is uncertain and the Internal Revenue Service could assert that the Buffered PLUS

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Buffered PLUS and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Buffered PLUS could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Buffered PLUS (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Buffered PLUS even though you will not receive any payments with respect to the Buffered PLUS until maturity. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS.

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The Fund may underperform the MSCI Emerging Markets Index. The performance of the Fund may not replicate the performance of, and may underperform the MSCI Emerging Markets Index. Unlike the MSCI Emerging Markets Index, the Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the MSCI Emerging Markets Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund, differences in trading hours between the Fund and the MSCI Emerging Markets Index or due to other circumstances. Because the return on the Buffered PLUS is linked to the performance of the Fund and not the MSCI Emerging Markets Index, the return on the Buffered PLUS may be less than that of an alternative investment linked directly to the MSCI Emerging Markets Index.

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Certain built-in costs are likely to adversely affect the value of the notes prior to maturity. While the payment at maturity described in this pricing supplement is based on the full principal amount of the Buffered PLUS, the original issue price of the Buffered PLUS includes the agent’s commission and the cost of hedging our obligations under the Buffered PLUS through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Buffered PLUS from you in secondary market transactions will likely be lower than the price you paid for your Buffered PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

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Adjustments to the underlying shares (including MSCI Emerging Markets Index tracked by the Fund) could adversely affect the value of the Buffered PLUS. Those responsible for calculating and maintaining the Fund or the MSCI Emerging Markets Index tracked by the Fund can add, delete or substitute the components of the MSCI Emerging Markets Index or the Fund or make other methodological changes that could change the value of the MSCI Emerging Markets Index or the Fund. In addition, the publisher of the MSCI Emerging Markets Index may discontinue or suspend calculation or publication of such index or the Fund may be delisted from the relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the underlying share and, consequently, the value of the Buffered PLUS. For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the MSCI Emerging Markets Index discontinues or suspends calculation of the index or the Fund is liquidated or otherwise terminated, please see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

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The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Your net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index,

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

the value of the respective underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

Of particular importance to potential currency exchange risks are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

iShares® MSCI Emerging Markets Index Fund Overview

          We have derived all information contained in this pricing supplement regarding the iShares® MSCI Emerging Markets Index Fund (the “MSCI Emerging Markets Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from the MSCI Emerging Markets Fund’s prospectus dated January 1, 2012 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The MSCI Emerging Markets Fund is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the MSCI Emerging Markets Fund. The MSCI Emerging Markets Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

          iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the MSCI Emerging Markets Fund. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the MSCI Emerging Markets Fund, please see the MSCI Emerging Markets Fund’s prospectus. In addition, information about iShares® and the MSCI Emerging Markets Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the MSCI Emerging Markets Fund, any information contained on the iShares® website, or of any other publicly available information about the MSCI Emerging Markets Fund. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

          The MSCI Emerging Markets Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index. The MSCI Emerging Markets Fund holds equity securities traded primarily in the global emerging markets. The MSCI Emerging Markets Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the MSCI Emerging Markets Index, specifically, please see “Equity Index Descriptions—MSCI Indices” in the accompanying index supplement.

          As of July 13, 2012, the MSCI Emerging Markets Fund holdings by country consisted of the following 23 countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Peru, Philippines, Poland, Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. In addition, as of July 13, 2012, the MSCI Emerging Markets Fund’s three largest holdings by country were China, South Korea and Brazil.

          The MSCI Emerging Markets Fund uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the MSCI Emerging Markets Index. The MSCI Emerging Markets Fund generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and depository receipts representing securities in the MSCI Emerging Markets Index. In addition, the MSCI Emerging Markets Fund may invest up to 10% of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the MSCI Emerging Markets Fund track the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

          The MSCI Emerging Markets Fund pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index, and generally does not hold all of the equity securities included in the MSCI Emerging Markets Index. The MSCI Emerging Markets Fund invests in a representative sample of securities that collectively has an investment profile similar to the MSCI Emerging Markets Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index.

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Correlation

          The MSCI Emerging Markets Index is a theoretical financial calculation, while the MSCI Emerging Markets Fund is an actual investment portfolio. The performance of the MSCI Emerging Markets Fund and the MSCI Emerging Markets Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the MSCI Emerging Markets Fund’s portfolio and the MSCI Emerging Markets Index resulting from legal restrictions (such as diversification requirements) that apply to the MSCI Emerging Markets Fund but not to the MSCI Emerging Markets Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the MSCI Emerging Markets Fund’s portfolio and the MSCI Emerging Markets Index. BFA expects that, over time, the MSCI Emerging Markets Fund’s tracking error will not exceed 5%. The MSCI Emerging Markets Fund, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

          The MSCI Emerging Markets Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

          iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Information on the iShares® MSCI Emerging Markets Index Fund as of market close on August 30, 2012.
Bloomberg Ticker Symbol:	EEM

Current Share Price:	$38.91

52 Weeks Ago:	$42.52

52 Week High:	$44.76

52 Week Low:	$34.36

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the weekly closing prices of the iShares® MSCI Emerging Markets Index Fund from August 27, 2003 through August 30, 2012. The closing price of the iShares® MSCI Emerging Markets Index Fund on August 30, 2012 was $38.91.

We obtained the closing prices of the iShares® MSCI Emerging Markets Index Fund below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the valuation date. We cannot give you assurance that the performance of the iShares® MSCI Emerging Markets Index Fund will result in the return of any of your initial investment.

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

iShares® MSCI Emerging Markets Index Fund Historical Performance August 27, 2003 to August 30, 2012

Past performance is not indicative of future results

iShares® MSCI Emerging Markets Index Fund	High	Low	Period End
2007
First Quarter	$39.53	$35.03	$38.75
Second Quarter	$44.42	$39.13	$43.82
Third Quarter	$50.11	$39.50	$49.78
Fourth Quarter	$55.64	$47.27	$50.10
2008
First Quarter	$50.37	$42.17	$44.79
Second Quarter	$51.70	$44.43	$45.19
Third Quarter	$44.43	$31.33	$34.53
Fourth Quarter	$33.90	$18.22	$24.97
2009
First Quarter	$27.09	$19.94	$24.81
Second Quarter	$34.64	$25.65	$32.23
Third Quarter	$39.29	$30.75	$38.91
Fourth Quarter	$42.07	$37.56	$41.50
2010
First Quarter	$43.22	$36.83	$42.12
Second Quarter	$43.98	$36.16	$37.32
Third Quarter	$44.77	$37.59	$44.77
Fourth Quarter	$48.58	$44.77	$47.62
2011
First Quarter	$48.32	$44.63	$48.25
Second Quarter	$50.21	$45.50	$47.60
Third Quarter	$48.46	$34.95	$35.07
Fourth Quarter	$42.80	$34.36	$37.94
2012
First Quarter	$44.76	$38.23	$42.94
Second Quarter	$43.54	$36.68	$39.19
Third Quarter (as of August 30, 2012)	$40.74	$37.42	$38.91

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

Additional provisions:
Record date:	One business day prior to the related contingent payment date.
No fractional shares:

At maturity, if the payment on the securities, if any, is to be made in shares of the underlying stock, we will deliver the number of shares of the underlying stock due with respect to the securities, as described above, but we will pay cash in lieu of delivering any fractional share of the underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of the underlying stock, as determined by the calculation agent as of the final determination date.

Postponement of maturity date:

The maturity date will be postponed if the final determination date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such final determination date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled final determination date; provided that, the final determination date may not be postponed to a date later than the originally scheduled maturity date, or if the originally scheduled maturity date is not a business day, later than the first business day after the originally scheduled maturity date. See “Terms of the Notes — Maturity Date” and “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Market disruption events and antidilution adjustments:

The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the final determination date, the initial share price, the final share price and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	100 Buffered PLUS
Tax considerations:

The material tax consequences of your investment in the Buffered PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Buffered PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Buffered PLUS in the initial issuance of the Buffered PLUS).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Buffered PLUS in the manner described below. This opinion assumes that the description of the terms of the Buffered PLUS in this preliminary terms is materially correct.

The United States federal income tax consequences of your investment in the Buffered PLUS are uncertain and the Internal Revenue Service could assert that the Buffered PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Buffered PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Buffered PLUS as a pre-paid cash-settled executory contract with respect to the Fund. Subject to the discussion of Section 1260 below, if your Buffered PLUS are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Buffered PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your Buffered PLUS for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Buffered PLUS could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code. If your Buffered PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Buffered PLUS would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Fund referenced by your Buffered PLUS on the date that you purchased your Buffered PLUS and sold those shares on the date of the

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

sale or maturity of the Buffered PLUS (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the Buffered PLUS will only reflect the appreciation or depreciation in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of Fund shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Buffered PLUS by the Fund share price on the date you acquired your Buffered PLUS, as opposed to making such determination based on the actual number of Fund shares that, after taking into account the leverage factor, are effectively referenced in determining the actual return on your Buffered PLUS. In addition, the Excess Gain Amount could be greater than zero if you purchase your Buffered PLUS for an amount that is less than the principal amount of the Buffered PLUS or if the return on the Buffered PLUS is adjusted to take into account any extraordinary dividends that are paid on the shares of the Fund. Furthermore, if another exchange traded fund is substituted for the Fund, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Fund and sold the Fund to purchase its substitute. You should be aware that, if the Buffered PLUS are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Buffered PLUS (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Buffered PLUS is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Buffered PLUS.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Buffered PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your Buffered PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Buffered PLUS. For additional, important considerations related to tax risks associated with investing in the Buffered PLUS, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Buffered PLUS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Buffered PLUS.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Buffered PLUS as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Buffered PLUS when these regulations are finalized.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the Buffered PLUS by taking positions in futures and options contracts on the underlying shares and any other securities or instruments we may wish to use in connection with such hedging. Trading and other

Buffered PLUS based on the iShares® MSCI Emerging Markets Index Fund due March 5, 2014
Buffered Performance Leveraged Upside SecuritiesSM

transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Buffered PLUS or any amounts payable on the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-109 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

This pricing supplement represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution
MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each Buffered PLUS they sell.
We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.